Exhibit 10.1


                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                 M&M COMPUTRANS,
                       WOLFE, ROSENBERG & ASSOCIATES, INC.

                                       AND

                           ESQUIRE COMMUNICATIONS LTD.
                                  May 28, 1997


                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT, made this 28th day of May, 1997, by and among M&M Computrans, an Illinois general partnership ("M&M"), Wolfe, Rosenberg & Associates, Inc., an Illinois corporation ("WRA") (M&M and WRA being collectively referred to herein as the "Sellers"), Seymour L. Wolfe and Fred R. Rosenberg (collectively the "Principals") and Esquire Communications Ltd., a Delaware corporation ("Buyer").

     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, substantially all the assets of Sellers relating to the operation of Sellers' court reporting business (the "Business") upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

     1.   SALE AND TRANSFER OF ASSETS

     1.1. Based upon and subject to the terms, conditions, agreements, representations and warranties hereinafter set forth, each Seller does hereby agree, each as to its respective interests, to sell, assign, transfer, deliver and convey to Buyer on the Closing Date (as hereinafter defined), and Buyer does hereby agree to purchase, acquire, accept and take possession of on the Closing Date, all of Sellers' right, title and interest in and to all assets, properties, rights and business of Sellers of every kind and description wherever located (except for Excluded Assets, as hereinafter defined) owned by either Seller and used in or related to the Business (all of which are hereinafter sometimes referred to as the "Assets"), including without limitation, the following assets of Sellers:

     (a) All accounts receivable of Sellers;

     (b) All office supplies, office machines, office furniture, machinery, equipment, fixtures, inventory, leasehold improvements (to the extent owned) and computer hardware and software systems (to the extent assignable), including those described on Schedule 1.1(b) hereto;

     (c) All vendor and customer lists, work-in-process and computerized information of the Seller with respect to the Assets;

     (d) To the extent owned by Sellers and/or assignable, all general intangibles relating to Sellers' Business including, without limitation, any trade name, any design and logo relating to the name, contracts (specifically including the assignment of all court reporting services contracts) and commitments with customers, licenses, claims and deposits; and

     (e) Copies of all books, records, forms, promotional materials and documents of Sellers relating to the foregoing, including, without limitation, accounting, payroll and tax records and, to the extent assignable, telephone and telecopier numbers.

     1.2. The Assets purchased by the Buyer specifically exclude the following (the "Excluded Assets"):

     (a) cash, cash equivalents, notes, bonds and marketable securities, including without limitation that certain Priority Client WCMA Account No. 695-07539 maintained by WRA with Merrill Lynch;

     (b) stock certificates, partnership certificates and minute books evidencing ownership interests and governance of the Sellers;

     (c) any notes or other evidences of indebtedness of either Seller to any Principal, to the extent in excess of the maximum amount assumed upon the Stockholder Notes as set forth in Section 2.1(b) below;

     (d) the specific items of personal property identified on Schedule 1.2(d) hereto; and

     (e) WRA's existing line of credit with American National Bank and Trust Company of Chicago.

     2.   ASSUMPTION OF LIABILITIES AND OBLIGATIONS

     2.1 The Assets will be sold, conveyed, transferred and assigned to the Buyer on the Closing Date free and clear of all liens, security interests, mortgages, claims, restrictions, charges and encumbrances (collectively, "Liens") whatsoever, other than Assumed Liabilities. The Buyer does not assume, accept or undertake any obligations, duties, debts or liabilities of either Seller of any kind whatsoever pursuant to this Agreement or otherwise, except that from and after the Closing Date Buyer hereby agrees to assume and to fully and timely pay, discharge and perform the following liabilities (the "Assumed Liabilities") of Sellers (to the extent Sellers are not in default and solely to the extent to be performed after the Closing Date):

     (a) All accounts payable and accruals thereof incurred in the normal course of business; provided, however, that accounts payable and accruals, exclusive of court reporter liabilities, will not exceed $65,000 as specified on Schedule 2.1(a), as updated at the Closing;

     (b) Up to $122,898.88 of principal and interest on outstanding notes due and owing by WRA to the Principals (the "Stockholder Notes");

     (c) All liabilities and obligations arising under the agreements with customers, suppliers and the office lease set forth on Schedule 2.1(c) hereto;

     (d) All liabilities and obligations arising under each agreement for court reporting services between WRA and individual court reporters identified on
Schedule 2.1(d) hereto;

     (e) All liabilities and obligations arising under the equipment leases, automobile leases and (to the extent assignable) computer software licenses identified on Schedule 2.1(e) hereto;

     (f) The agreements set forth on Schedule 5.15;

     (g) All accrued vacation or sick pay of employees of the Sellers, to the extent earned but not exercised by such employees prior to Closing, the amount of which at April 30, 1997 is set forth on Schedule 2.1(g) hereto;

     (h) All liabilities and obligations relating to all work-in-process of WRA, including court reporter obligations.

     2.2. Except as provided in paragraph 2.1 or as otherwise expressly provided in this Agreement, Buyer is not assuming and shall not be liable for any liabilities of Sellers, including, without limitation, any liabilities: (i) under contracts and leases which shall not have been assigned to Buyer or assumed by Buyer pursuant to this Agreement (including, but not limited to, any union agreements); (ii) for indebtedness for borrowed money; (iii) by reason of or arising solely as the result of any default or breach by Sellers (other than a default or breach arising solely from the failure to obtain a consent to the assignment of any leased property identified on Schedule 2.1(e) hereto) of any contract occurring prior to Closing, for any penalty assessed against Sellers under any contract or relating to or arising out of any event occurring prior to Closing which with the passage of time or after giving of notice, or both, would constitute or give rise to such a breach, default or penalty, whether or not such contract is being assigned to and assumed by Buyer pursuant to this Agreement; (iv) the existence of which would conflict with or constitute a breach of any representation, warranty, covenant or agreement of Sellers or the Principals contained herein (other than a default or breach arising solely from the failure to obtain a consent to the assignment of any leased property identified on Schedule 2.1(e) hereto); (v) to any shareholder or affiliate of Sellers or to any present or former employee, officer or director of or consultant to Sellers (or independent contractor retained by Sellers), including, without limitation, any bonuses, any termination or severance pay related to Sellers' employees, and any post retirement medical benefits or other compensation or benefits (except as stated above or pursuant to the employment agreements of the Principals with Buyer); (vi) any and all taxes incurred as a result of the sale contemplated by this Agreement; (vii) for any taxes accrued or incurred prior to the Closing Date or relating to any period (or portion of a period) prior thereto; (viii) relating to or arising out of any environmental matter, including, without limitation, any violation of any environmental law or any other law relating to health and safety of the public or the employees of Sellers prior to the Closing Date; or (ix) relating to, or arising out of, services rendered by Sellers, or the conduct or operation of the business of Sellers, prior to the Closing Date (other than work-in-process).

     3. CLOSING

     The closing of this Agreement (the "Closing") shall take place at the office of Chuhak & Tecson, P.C., Chicago, Illinois at 10:00 A.M. local time, on May 28, 1997 or at such other date or time as Buyer and Sellers may agree upon (the date of Closing being hereinafter referred to as the "Closing Date").

     4. PURCHASE PRICE

     4.1. The total purchase price (the "Purchase Price") to be paid by Buyer for the Assets is $5,750,000, plus the assumption of Assumed Liabilities and any amounts payable pursuant to Section 4.1(b) hereof, payable as follows:

     (a) On the Closing Date, Buyer shall pay $5,750,000 of the Purchase Price by the delivery by Buyer to Sellers of a certified or bank cashier's check in such amount or by means of a federal funds wire transfer in such amount to an account number and depository designated by Sellers.

     (b) The Purchase Price shall be subject to increase based on annual revenues of the Business as hereinafter set forth, which revenues shall be determined by Buyer's regular accountants in accordance with Buyer's generally accepted accounting principles applied consistently and on an accrual basis and shall be net of credits and allowances. If the total revenues from the Business for the first consecutive twelve month period commencing on the first day of the calendar month immediately after the Closing Date are more than $5,250,000, then the Sellers shall be entitled to one dollar for each dollar of revenues above $5,250,000; provided, however, that in no event shall the amount to be paid to Sellers for the first twelve month period be more than $250,000. If the total revenues from the Business for the consecutive twelve month period commencing on the first day of the calendar month commencing one year after the Closing Date are more than $5,500,000, then the Sellers shall be entitled to one dollar for each dollar of revenues above $5,500,000; provided, however, that in no event shall the amount to be paid to Sellers for this second twelve month period exceed $500,000. Any of the foregoing payments shall be made in cash, payable by certified or bank cashier's check or by means of a federal funds wire transfer, within 10 days after each determination of revenues for the applicable 12 month period, which determination shall be made within 90 days after the end of each such 12 month period. In the event that the Buyer acquires one or more businesses in the Territory (as hereinafter defined) (whether by acquisition of assets or stock or by merger or otherwise), in determining revenues under this Agreement there shall be excluded the actual revenues of the acquired businesses, during the applicable twelve month period of time. Buyer shall keep an accurate account of the revenues of the Business and any acquired business for each twelve month time period. Buyer shall render a statement in writing to Sellers at the time the above payments are made showing the revenues of the Business and the revenues of other acquired businesses during such twelve month time periods. Buyer shall keep full and accurate books and records in sufficient detail so that the increase of the purchase price payable hereunder can be properly calculated. Buyer shall keep such records for three years after payment. Buyer shall permit independent certified accountants designated by Sellers to examine said books and records at Sellers' expense not more frequently than once each calendar year for the sole purpose of verifying the accuracy of the written statements submitted by Buyer and the amounts paid or payable. If Sellers dispute Buyer's determination, the parties shall work together to resolve any such disputes. If such dispute cannot be resolved within 30 days, Buyer or Sellers may submit the dispute to an independent accounting firm jointly selected by Buyer and Sellers, whose determination shall be final and binding on both Buyer and the Sellers. The fees and expenses of such independent accounting firm shall be shared equally by Buyer and the Sellers. In the event that it is ultimately determined that any amount payable by Buyer due to Sellers under this subsection is more than five percent greater than the amounts paid by Buyer, the cost of independent certified accountants designated by Sellers and the costs of the jointly selected accountants shall be borne by Buyer. Buyer shall immediately pay to Sellers the amount of any unpaid purchase price together with interest at the rate of eight percent per annum beginning on the date when such amounts were due.

     (c) On the Closing date, Buyer shall pay the Stockholder Notes by delivery to the holders thereof of a certified or bank check in the amount thereof or by means of a wire transfer in such amount to an account number and depository designated by the holders of the Stockholder Notes.

     4.2. Sellers shall credit to Buyer on the Closing Date the aggregate amount of all prepayments made to or advances received by Sellers under all contracts being assumed by Buyer pursuant to this Agreement including, but not limited to, all deposits made with respect to such agreements. All adjustments customary in acquisitions, including utilities, rent and other items, shall be apportioned between Buyer and Sellers as of the Closing Date.

     4.3. The Purchase Price shall be allocated as agreed to by Buyer and Sellers at Closing. Each party hereto agrees to reflect the Assets upon its books for tax reporting purposes in accordance with such determination and to file all tax returns in accordance with and based upon such determination.

     5. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE PRINCIPALS

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Sellers and the Principals jointly and severally represent and warrant as follows:

     5.1. WRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. M&M is a partnership duly organized and validly existing under the laws of the State of Illinois. Each Seller has the power and the authority and all licenses and permits required by governmental authorities to own and operate its properties and carry on its business as now being conducted. Neither Seller has any subsidiaries nor owns beneficially or of record any equity interest in any corporation, partnership or other business organization or entity except for Excluded Assets.

     5.2. Each Seller has the power and authority and the Principals have the legal capacity to execute and perform this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby. All the issued and outstanding shares of capital stock of WRA are owned beneficially and of record by the Principals and the Principals are the sole partners of M&M.

     5.3. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of WRA and by all necessary corporate or partnership action, and do not violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of WRA or partnership agreement of M&M or any law, order or regulation to which either Seller or the Principals is a party or by which either Seller or any Principal is bound. Except as set forth on Schedule 2.1(e) hereto, no consent, approval or authorization of, or filing with or notification to, any lender, security holder, governmental agency or other person or entity is required by either Seller or the Principals in connection with the execution, delivery and performance by the Sellers and the Principals of this Agreement and the consummation of the transactions contemplated hereby.

     5.4. Except with respect to third-party consents identified on Schedule 2.1(e) hereto, this Agreement, and all other instruments delivered by Sellers and the Principals in connection herewith, have been duly executed and delivered by the Sellers or the Principals and are legal, valid and binding obligations of Sellers and the Principals, enforceable in accordance with their respective terms.

     5.5. Except for liens to be released at Closing, to the extent of each of their respective interests, each Seller is the owner of and has good, valid and marketable title to the Assets (other than those Assets which are being leased by Sellers from third parties as described on Schedule 2.1(e)) free and clear of all Liens, except for Assumed Liabilities. The Assets to be sold and conveyed to Buyer hereunder constitute all of the assets used in, related to or required by Sellers in the normal operation and conduct of their Business, other than the Excluded Assets and those Assets which are leased as set forth on Schedule 2.1(e). The fixed assets included in the Assets are in good repair and operating condition.

     5.6. Except as set forth on Schedule 5.6, there is no action, suit, litigation or proceeding pending, or to the knowledge of Sellers or the Principals, threatened against or relating to the Assets or Business.

     5.7. There does not exist any order, writ, injunction or decree that has been issued by, or requested of, any court or governmental agency which is against, or binding on, Sellers or any Principal which do or may affect, limit or control the Assets or Buyer's use thereof.

     5.8. To the best knowledge of the Sellers and the Principals, the utilization of the Assets being sold and conveyed to Buyer hereunder do not infringe upon or violate in any way the rights evidenced by any outstanding patents, trademarks or trade names, whether registered or unregistered, held or owned by any third parties.

     5.9. Except for account collection matters as set forth on Schedule 5.6, Sellers' relationships with their customers are generally good, and Sellers and the Principals are not aware of any facts or circumstances which might alter, negate, impair or in any way adversely affect the continuity of any such customer relationships other than the transactions contemplated by this Agreement.

     5.10. The accounts receivable of Sellers are actual and bona fide receivables representing obligations for the total amount thereof which arose in the ordinary course of business, but are sold without recourse or any representation or warranty as to ultimate collectibility. At the Closing, accounts receivable of Sellers shall not be less than $725,000.

     5.11. There are no Liens for any taxes upon the Assets, including, but not limited to, federal, state, county or local franchise, income, excise, property, business, sales, commercial rent, employment or other taxes upon the Assets. Each Seller has timely filed all federal, state, county and local franchise, income, excise, property, business, sales, commercial rent and employment and other tax returns which are required to be filed through the Closing Date, and has paid, or will pay, all taxes which are due and payable when due.

     5.12. Schedule 5.12 contains a complete and accurate list of all personnel utilized in Sellers' business, including full and part-time persons, in-house and outside personnel, and employees and independent contractors. Except for the Assumed Liabilities, Buyer will not be liable for any obligations to the foregoing persons accruing or arising prior to the Closing, including, but not limited to, obligations (whether accrued prior to or after Closing) for severance pay or other fringe benefits for such persons.

     5.13. Schedule 5.13 contains a complete and accurate list of all independent contractors utilized in Sellers' business. Except for the Assumed Liabilities, Buyer will not be liable for any obligations to the foregoing persons accruing or arising prior to the Closing.

     5.14. The Sellers have furnished to Buyer a balance sheet of WRA (the "Financial Statements") as at December 31, 1996 (the "Balance Sheet Date"), as compiled by independent public accountants. The Financial Statements have been prepared in conformity with and applied consistently with the past practices of WRA as at, or for the period ended on, such date. WRA's annual revenues and earnings, before compensation and fringe benefits to the Principals (including family members), interest, tax, depreciation and amortization, based upon WRA's accounting practices for its fiscal year ended December 31, 1996, are not less than $4,995,000 and $1,200,000, respectively. Since the Balance Sheet Date, (a) Sellers have conducted their business in a consistent manner in the regular and ordinary course, (b) there has not been any material adverse change in the business, operations or financial condition of Sellers, and (c) there has not been any material damage, destruction or loss affecting the Business, except as disclosed on Schedule 5.14.

     5.15. Each of the agreements to which either Seller is a party or to which it is subject or by which it is bound is listed on Schedule 5.15 attached hereto (true and materially complete copies or forms of which have been furnished to Buyer) and is a valid and subsisting contract of all of the parties thereto in full force and effect without modification. To the best knowledge of Sellers and the Principals, (a) Sellers have performed all obligations required to be performed by them and are not in default under any agreement, instrument or other document to which they are a party or to which they are subject or by which they are bound, and (b) no event presently exists which, with or without the lapse of time or the giving of notice, or both, would constitute a default by them thereunder, except arising from the execution of this Agreement or the failure to obtain consents to the assignment of leased property to Buyer. Except as set forth on Schedule 5.6 and except for a landlord dispute involving elevator service, to the best knowledge of Sellers and the Principals, no other party is in material default under any such agreement, instrument or other document.

     5.16. There are no labor strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or, to Sellers' or the Principals' knowledge, threatened against or involving Sellers. Sellers are not a party to any union agreements. No unfair labor practice complaint before the National Labor Relations Board, no discharge or grievance before the Equal Employment Opportunity Commission, and, except as described on Schedule 5.16, no complaint, charge or grievance of any nature before any similar or comparable state, local or foreign agency, in any case relating to Sellers or the conduct of their business is pending or, to Sellers' or the Principals' knowledge, threatened.

     5.17. To the best knowledge of Sellers and the Principals, Sellers have complied and are in material compliance with all laws, orders and regulations of any governmental authority applicable to Sellers, their Business, assets or property or its operations, including, without limitation, laws relating to antitrust, occupational safety and health, environmental protection and conservation, water or air pollution, toxic and hazardous waste and substances control, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes.

     5.18. No representation or warranty by Sellers or the Principals contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact.

     6. REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Buyer represents and warrants as follows:

     6.1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the power and the authority and all licenses and permits required by governmental authorities to own and operate its properties and carry on its business as now being conducted. Prior to the Closing, Buyer or the acquirer of the Assets will be qualified to do business and be in good standing in the State of Illinois.

     6.2. The Buyer has the corporate power and authority to execute and perform this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby.

     6.3. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection therewith have been duly authorized by the Board of Directors of the Buyer and by all necessary corporate action, and do not violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of the Buyer or any agreement, instrument, law or regulation to which the Buyer is a party or by which Buyer is bound.

     6.4. No approval or authorization of this Agreement or any other agreement to be entered into in connection with the transactions contemplated by this Agreement is required by law or otherwise in order to make this Agreement or any other agreements entered into in connection herewith binding upon the Buyer, except as set forth on Schedule 6.4. Upon the execution and delivery of this Agreement and any other agreement in connection therewith, such agreements will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

     6.5. Buyer represents and acknowledges that (a) Sellers have made the books and records of the Business available for review by Buyer; (b) Sellers have permitted Buyer to inspect and investigate Sellers' properties and operations and interview Sellers' Principals and outside accountants; and (c) Buyer has in fact conducted a due diligence review of Sellers' operations and financial affairs. Buyer further represents that it has not relied upon Sellers' Financial Statements.

     6.6. Buyer represents and warrants that as of the Closing Date, Buyer will
(i) offer employment upon the same compensation terms (including salary, bonus, personal time and vacation policies) to all Sellers' employees identified on
Schedule 5.12 hereto and (ii) continue (or replace upon similar or better terms and conditions) the group health insurance coverage policy presently in force without a gap period for such employees; it being understood that nothing contained in this Section 6.6 shall be construed to make any other person an intended beneficiary of this Agreement or to limit in any manner Buyer's right to freely manage its business affairs on a going forward basis (including hiring or firing and revising compensation and benefit policies, except as relating to Principals or their family members).

     7. COVENANTS PRIOR TO CLOSING

     During the period from the date hereof through the Closing, the Sellers and the Principals covenant and agree with Buyer that:

     7.1. The Sellers will give to Buyer's officers, employees, representatives, agents, counsel and accountants, full access during normal business hours to all of their premises, properties, operations and books and records, and will cause the Sellers' officers, employees, representatives, agents, counsel and accountants to furnish to Buyer's officers, employees, representatives, agents, counsel and accountants such financial and operating data and other information with respect to the business and properties of the Sellers to the extent available as such officers, employees, representatives, agents, counsel and accountants shall request.

     7.2. The Sellers and the Principals will use commercially reasonable efforts to preserve intact Sellers' business organization, keep available the services of Sellers' present officers and employees and preserve Sellers' present relationships with persons with whom it has significant business relations. The Sellers will, in their sole discretion and in the presence of at least one of the Principals, permit Buyer or its authorized representatives to meet with clients and others having business relations with the Sellers. Nothing contained in this Agreement shall prevent Sellers from taking actions to collect accounts receivable in the ordinary course of business.

     7.3. (a) During the period from the date hereof through the Closing, except with the prior written consent of Buyer, the Sellers shall conduct their business in the ordinary course.

    (b) During the period from the date hereof through the Closing, the Sellers will not, except in the ordinary course of business:

          (i) issue or commit to issue any capital stock, partnership interest or other ownership interest of the Sellers,

          (ii) grant or commit to grant any options, warrants or other rights to subscribe for or purchase or otherwise acquire any shares of its capital stock or other ownership interest or issue or commit to issue any securities convertible into or exchangeable for shares of capital stock or other ownership interest,

          (iii) effect a split or reclassification of any capital stock of the Sellers or a recapitalization of the Sellers,

          (iv) amend the Certificate of Incorporation, By-Laws, partnership agreement or other governing instruments of the Sellers,

          (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or in any other manner, any business of any corporation, partnership, association or other business organization or division thereof, or acquire or agree to acquire the beneficial ownership of any class of the outstanding capital stock or other equity interest of any such entity, or otherwise acquire or agree to acquire any assets which are material to the Sellers,

          (vi) sell, lease or otherwise dispose of, or grant any options with respect to, any of their assets which are material, individually or in the aggregate, to the Sellers,

          (vii) adopt or enter into any collective bargaining agreement or employee benefit plans,

          (viii) pay any bonuses to, or incur any bonuses payable to, any of their officers or directors, grant to any officer or director any increase in salaries, fees or other forms of compensation or in severance or termination pay, otherwise than as required by an agreement existing on the date hereof or enter into or amend any employment agreement with any officer or director,

          (ix) take any action (excluding, without limitation, an action that might otherwise be permitted under this paragraph 7.3) that would or might result in any of the representations and warranties of the Sellers or the Principals in this Agreement becoming untrue or that would have been required to be set forth in any such representation or warranty or in the Schedules if such action had occurred prior to the date hereof; provided, however, that Sellers may continue to institute and continue proceedings to collect accounts receivable in the ordinary course of business,

          (x) accelerate the collection of accounts receivable or defer the payment of liabilities, or

          (xi) take any other action, or enter into any other transaction, not in the ordinary course of business and consistent with prior practices.

     7.4 The Sellers, Principals and Buyer shall use commercially reasonable efforts to obtain all consents and approvals of third parties which may be necessary or required for the consummation of this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the failure to obtain third-party consents to the assignment of any of the leased property identified on Schedule 2.1(e) hereto shall not (i) constitute grounds to refuse to proceed to Closing or give rise to any claim by Buyer for financial damages or indemnification, (ii) constitute a breach of any of Seller's representations or warranties, or (iii) excuse Buyer's undertaking to assume such assets and the liabilities and obligations associated therewith as Assumed Liabilities. Buyer further agrees to cooperate with Sellers in a commercially reasonable manner to become recognized as an additional obligor on the scheduled automobile leases referenced above, with this undertaking to survive Closing of this transaction.

     7.5. The Sellers shall promptly (and in any event prior to the Closing) advise Buyer orally and in writing of any change or event having, or which would have (insofar as can be reasonably foreseen), a material adverse effect on the business, properties, financial condition or results of operations of the Sellers or would constitute, or with the passage of time would constitute, a breach of any representation or warranty of the Sellers or Principals contained in this Agreement. Sellers and the Principals agree that, with respect to their representations and warranties made in this Agreement, each of them will have a continuing obligation to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules hereto. In the event that Buyer elects to proceed to Closing pursuant to this Agreement after Buyer obtains actual knowledge of any breach of warranty or representation of Sellers (or otherwise excusing Buyer from closing pursuant to this Agreement), then Buyer shall thereby automatically and irrevocably waive any such breaches or closing conditions.

     7.6. Pending the Closing Date, the Sellers shall not take any action which is inconsistent with this Agreement.

     7.7. Sellers and the Principals will not, and will cause their directors, officers, employees, agents and affiliates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any discussions with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the Assets or Business (whether by merger, purchase of stock or assets or otherwise).

     8. CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers hereunder are, at the option of the Sellers, subject to the following conditions:

     8.1. The representations and warranties of Buyer contained herein shall be true and correct on the date when made and at and as of the Closing Date as if then made, and Buyer shall have performed and complied with all agreements, covenants and conditions required hereunder to be performed or complied with by it prior to or at the Closing.

     8.2. At the Closing, the Sellers shall have received an opinion, dated the Closing Date, of Stroock & Stroock & Lavan LLP, counsel for Buyer, in form and substance reasonably satisfactory to the Sellers.

     8.3. At the Closing, the Sellers shall have received certified copies of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement.

     8.4. There shall not be any order, injunction or decree of any court having jurisdiction to restrain, enjoin, invalidate or otherwise prevent this Agreement and the consummation of the transactions contemplated hereby, and there shall not be any litigation or proceeding by any commission, agency or department of the federal or any foreign, state or local government to restrain, enjoin, invalidate or otherwise prevent this Agreement and the consummation of the transactions contemplated hereby.

     8.5. All governmental approvals required for the consummation of this Agreement and the other transactions contemplated hereby shall have been obtained, the withholding of which could have a material adverse effect on Sellers, shall have been obtained.

     8.6. All legal matters in connection with this Agreement and the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to counsel to the Sellers, and the Sellers and such counsel shall have received all such documents and instruments, or copies thereof (certified if requested), as they may have reasonably requested.

     8.7. The Sellers shall have received a certificate of an officer of Buyer, dated the Closing Date, in form and substance satisfactory to the Sellers, certifying as to the fulfillment on behalf of Buyer of the conditions specified in paragraphs 8.1, 8.4 and 8.5 hereof.

     8.8. Each of the Principals shall have entered into an employment agreement with the Buyer in substantially the form of Exhibit A attached hereto.

     9. CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer hereunder are, at the option of Buyer, subject to the following conditions:

     9.1. The representations and warranties of the Sellers and the Principals contained herein shall be true and correct on the date when made and at and as of the Closing Date as if then made and the Sellers and the Principals shall have performed and complied with all agreements, covenants and conditions required hereunder to be performed or complied with by them prior to or at the Closing.

     9.2. At the Closing, Buyer shall have received an opinion dated the Closing Date, from counsel for the Sellers, in form and substance reasonably satisfactory to Buyer.

     9.3. Buyer shall have received certified copies of the resolutions of the Board of Directors and shareholders of WRA authorizing and approving this Agreement.

     9.4. There shall not be any order, injunction or decree of any court having jurisdiction to restrain, enjoin, invalidate or otherwise prevent this Agreement and the consummation of the transactions contemplated hereby, and there shall not be any litigation or proceeding by any commission, agency or department of the federal or any foreign, state or local government to restrain, enjoin, invalidate or otherwise prevent this Agreement and the consummation of the transactions contemplated hereby.

     9.5. All governmental approvals required for the consummation of this Agreement and the other transactions contemplated hereby shall have been obtained, the withholding of which would have a material adverse effect on the financial condition or business of the Sellers, shall have been obtained.

     9.6. At the Closing, Buyer shall have received from each state or other jurisdiction in which the Sellers are incorporated or qualified as a foreign corporation, good standing (or equivalent) certificates dated within thirty days prior to the Closing Date, as to the due incorporation or organization, legal existence and qualification of the Sellers in such jurisdiction.

     9.7. Since the Balance Sheet Date, there shall have been no material adverse change in the properties, assets, business, results of operations or financial condition of the Sellers. Between the date hereof and the Closing Date, there shall not have been any material loss, damage or destruction to or of any of the assets, properties or business of Sellers, whether or not covered by insurance, nor shall the assets, properties or business of Sellers have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, labor dispute, riot or act of God or the public enemy.

     9.8. All legal matters in connection with this Agreement and the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Stroock & Stroock & Lavan LLP, counsel to Buyer, and Buyer and such counsel shall have received such documents and instruments, or copies thereof (certified if requested), as they may have reasonably requested.

     9.9. Buyer shall have received a certificate of the Sellers executed by its President and partner, dated the Closing Date, in form and substance satisfactory to Buyer, certifying as to the fulfillment on behalf of the Sellers of the conditions specified in paragraphs 9.1, 9.5, 9.6, and 9.8 hereof.

     9.10. Each of the Principals shall have entered into an employment agreement with the Buyer in substantially the form of Exhibit A attached hereto.

     10. TERMINATION OF AGREEMENT

     10.1. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual consent of the Sellers and the Buyer;

          (b) by either Sellers or the Buyer if this Agreement shall not have been consummated on or before May 30, 1997; provided, however, that a material breach of this Agreement by a terminating party shall not be the reason for the failure of the Closing to occur;

          (c) by the Sellers if any of the conditions specified in Section 8 hereof has not been met in all material respects or waived by the Sellers; or

          (d) by Buyer if any of the conditions specified in Section 9 hereof has not been met in all material respects or waived by Buyer.

     11. CLOSING DOCUMENTS

     11.1. Sellers agree to deliver to Buyer on the Closing Date appropriate assignments and bills of sale with respect to the Assets being sold hereunder, together with the documents required to be delivered by Sellers pursuant to
Section 9 hereof. At the Closing, WRA shall amend its Certificate of Incorporation to change its name so that Buyer may utilize the corporate name of WRA after the Closing.

     11.2. Buyer agrees to deliver on the Closing the Purchase Price and the documents required to be delivered by Buyer pursuant to Section 8 hereof.

     12. COSTS

     Each party covenants and agrees that it shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation or consummation of this Agreement and the transactions contemplated hereby. Sellers shall be responsible for any sales, use or transfer taxes (other than taxes, if any, applicable to automobiles) applicable to the transactions provided for herein.

     13. INDEMNIFICATION

     13.1. INDEMNIFICATION BY SELLERS. Sellers and the Principals jointly and severally hereby agree to indemnify Buyer against and hold it harmless from any and all losses, liabilities, costs, damages, claims and expenses (including, without limitation, reasonable attorneys fees and expenses incurred by Buyer in any action or proceeding between Buyer and Sellers and/or the Principals or between Buyer and any third party or otherwise) ("Damages") which Buyer may sustain at any time by reason of (i) noncompliance with any applicable bulk sales or transfer law, (ii) any liability or contract of, or claim against, Sellers, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to liabilities for taxes), except for Assumed Liabilities, (iii) any liability or claim arising in any way from any service rendered, or action taken by, or relating to the operations of, Sellers prior to the Closing Date, except for the Assumed Liabilities, (iv) any liability or claim under any environmental laws relating to any event, action or failure to act which occurred prior to the Closing Date, or (v) the breach or inaccuracy of or failure to comply with any of the warranties, representations, conditions, covenants or agreements of Sellers or the Principals contained in this Agreement (except as waived pursuant to this Agreement). Buyer shall have the right to set- off and deduct any Damages incurred by it under this Agreement from any payments required to be made by Buyer under any obligation of Buyer to Sellers. The Sellers and the Principals shall not have any liability to indemnify the Buyer except to the extent that the aggregate amount of Damages exceeds $50,000 (exclusive of attorneys fees) and in no event shall Sellers or the Principals have any liabilities for any Damages which exceed the amount of the Purchase Price.

     13.2. INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold Sellers harmless from and against any and all Damages which Sellers may sustain at any time by reason of (i) any Assumed Liability by Buyer (including, without limitation, obligations arising from the failure to obtain consents to the assignment of leased property identified on Schedule 2.1(e) attached hereto) or
(ii) the breach or inaccuracy of or failure to comply with any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby.

     13.3. PROCEDURES FOR INDEMNIFICATION. In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

     14. NON-COMPETITION

     14.1. Each of the Sellers and the Principals agrees that for a period of five years after the Closing Date, they will not, directly or indirectly, within a radius of 100 miles of metropolitan Chicago, Illinois, or 100 miles surrounding Sellers' existing place of business or in any county or city in which Sellers conducted their business, including without limitation all counties and cities in which there have been clients, agents, employees or independent contractors of Sellers (the "Territory"), except in the course of the Principals' duties as employees of Buyer or as provided in this Agreement,
(i) engage in any business the same as or similar to, or engage in competition with, the business heretofore or presently engaged in by Sellers, (ii) render services to or have any interest, as a shareholder, owner, agent, consultant, lender or guarantor or any other interest, in any other person engaged in the rendering of services, which are currently being rendered by Sellers, or similar services, or (iii) engage in competition with, or sell, services as are referred to in clause (ii) of this paragraph; provided, however, that the foregoing shall not be deemed to prevent the Sellers or the Principals from (x) investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange, is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934 or is traded on the Nasdaq Stock Market or over-the-counter, so long as such investment holdings do not, in the aggregate, constitute more than 5% of the voting stock of any company's securities, (y) performing service or engaging in business as a consultant, owner or employee for any supplier of court reporting equipment and technology or (z) investing in the businesses of a family member of a Principal provided that such family businesses are not in competition with the business of Buyer or the court reporting business of Sellers.

     14.2. Other than (a) another Principal or (b) a family member of a Principal or another Principal, neither Seller nor any Principal, for a period of three years from and after the Closing Date, shall, directly or indirectly,
(i) hire, offer to hire, entice away, retain, employ or solicit or attempt to solicit (either for itself or as agent for another) for employment or induce, persuade or encourage any person to leave Buyer's employ who, prior to the Closing Date was, or during such three year period will be, employed or retained by Buyer as a consultant, independent contractor, reporter, agent, employee or otherwise (except for a Principal or family member of a Principal or another Principal) or (ii) divert or attempt to divert from Buyer any business whatsoever by influencing or attempting to influence any client or supplier of Buyer within the Territory.

     14.3. Sellers and the Principals acknowledge and agree that any breach of this Section 14 is likely to result in irreparable injury to Buyer, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that Buyer may have, Buyer shall be entitled to enforce the specific performance of this Section 14 and to seek both permanent and temporary relief in the event of any breach hereof.

     14.4. The parties acknowledge that the time, scope, geographic area and other provisions of this Section 14 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of this Section 14 shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that Sellers and the Principal are entering into this non-competition agreement in order to induce Buyer to enter into this Agreement.

     15. BROKERS

     Each party represents and warrants to the other (and agrees to indemnify and hold harmless the other against breach of any such representation and warranty) that it has not engaged any broker, finder or similar person or entity in connection with the transactions provided for herein.

     16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties contained herein, and all other representations and warranties of the Sellers, the Principals and Buyer contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall survive the execution of this Agreement, the consummation of the sale contemplated hereby and any investigation made by any party hereto and (except for the payment of purchase price monies to Sellers and the assumption of the Assumed Liabilities by Buyer) shall terminate two years after the Closing Date; provided, however, that the parties shall be liable for all claims for indemnification made in writing prior to the expiration of such two year period of time in accordance with the procedures set forth in Section 13.

     17. NOTICES

     All notices, requests, demands, documents and other communications given or due hereunder shall hereafter be made in writing and shall be deemed to have been duly given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three days after being mailed by certified or registered mail, postage prepaid:

if to either Seller or Principals to:

                  Wolfe, Rosenberg & Associates, Inc.
                  188 West Randolph, Suite 2001
                  Chicago, Illinois 60601

 with a copy to:

                  Stephen M. Margolin
                  Chuhak & Tecson, P.C.
                  225 W. Washington, Suite 1300
                  Chicago, Illinois  60606

and if to the Buyer to:

                  Malcolm Elvey
                  Esquire Communications Ltd.
                  216 East 45th Street
                  New York, New York  10017

with a copy to:

                  Martin H. Neidell
                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, New York  10038

     18. COMPLETE AGREEMENT

     This Agreement and the accompanying schedules and exhibits contain the complete agreement between the parties hereto with respect to the sale contemplated hereby and supersede all prior covenants and understandings between the parties hereto with respect to such sale. This Agreement shall not be amended or modified except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

     19. SEVERABILITY

     In case any one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     20. WAIVER, REMEDIES

     Except as set forth in this Agreement, no waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other or subsequent breach, and the failure of a party to enforce at any time any provision hereof shall not be deemed a waiver of any right of any such party to subsequently enforce such provision or any other provision hereunder. All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided herein or by law.

     21. COUNTERPARTS

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22. COOPERATION; COVENANTS AFTER CLOSING

     Sellers and the Principals will cooperate with Buyer, and Sellers and the Principals will use their commercially reasonable efforts to have the officers and directors of Sellers cooperate with Buyer, at Buyer's request and expense, on and after the Closing Date, in endeavoring to effect the collection of accounts receivable owing to Sellers at the Closing Date and in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Sellers and/or Buyer and based upon contracts, arrangements, commitments or acts of Sellers which were in effect or occurred on or prior to the Closing Date.

     23. AUTHORIZATION; MAIL

     Sellers agree that Buyer shall have the right and authority to collect for the account of Buyer all receivables and other items which shall be transferred to Buyer as provided herein, and to endorse with the name of Sellers any checks received on account of any such receivables or other items. Sellers agree that they will promptly transfer and deliver to Buyer any cash or other property that Sellers may receive in respect of any such receivables or other items. Sellers authorize and empower Buyer from and after the Closing Date (i) to receive and open mail addressed to Sellers and (ii) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Assets or otherwise to the business of Sellers as conducted by Buyer or to any of the Assumed Liabilities. Sellers agree to deliver to Buyer promptly upon receipt any mail, checks or other documents received by them pertaining to the Assets or any of the Assumed Liabilities. Buyer agrees to deliver to Sellers any mail which it receives to which it is not entitled by reason of this Agreement or otherwise and to which Sellers are entitled.

     24. FURTHER ASSURANCES

     Sellers agree at any time and from time to time after the Closing Date, upon the request of Buyer, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to Buyer, or to its successors and assigns, of any or all of the Assets and to carry out the terms and conditions of this Agreement.

     25. CONFIDENTIALITY

     Sellers and the Principals, on the one hand, and Buyer, on the other hand, severally agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the other. In the event that the transactions contemplated by this Agreement do not close for any reason, Buyer shall immediately return or destroy all documents, records, instruments and materials provided by the Sellers to Buyer, together with all copies and summaries and other materials derived from the foregoing (the "Confidential Information"). Buyer further agrees that for a period beginning on the date hereof and ending two years from the date the parties terminate this Agreement relating to the sale of the Business, Buyer shall not, without the prior written approval of the Principals, either directly or indirectly, in any capacity (whether as owner, partner, shareholder, broker, dealer, agent, employee, consultant or otherwise): (i) contact, solicit the service of or encourage any employees, independent contractors or agents of Sellers to terminate their employment or independent contractor or agent relationships with Sellers; (ii) contact, solicit or encourage any suppliers, representatives or distributors of Sellers to curtail their business dealings with Sellers or alter their relationship with Sellers; or (iii) use any Confidential Information provided by Sellers for competitive purposes or encourage any clients or customers of Sellers to terminate such client or customer relationships with Sellers; provided, however, that the foregoing shall not prevent Buyer from acquiring, owning and operating a court reporting company in the Territory. The parties acknowledge that they have attempted to limit Buyer's right hereunder only to the extent necessary to protect the Sellers from unfair competition. The parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at that time.

     If Buyer is requested in any civil or criminal legal proceeding or any regulatory proceeding or similar process, to disclose any part of the Confidential Information, Buyer will, if not legally prohibited from doing so, give the Sellers timely notice of such request so that the Sellers may seek an appropriate protective order and/or waive Buyer's compliance with this Agreement.

     Buyer recognizes that the disclosure, divulgence or other unauthorized use of the Confidential Information or other breach of this Section would cause the Sellers irreparable harm and injury, and that damage remedies for breach of any provision of this Section would be inadequate. Accordingly, without prejudice to the rights and remedies otherwise available, the Sellers shall be entitled to equitable relief by way of injunction if the Buyer or any of its representatives breach any of the provisions of this Agreement.

     26. BENEFIT OF PARTIES; ASSIGNMENT

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by Sellers or the Principals except with the prior written consent of Buyer. Buyer may freely assign this Agreement to a wholly-owned subsidiary of Buyer; provided, however, that Buyer shall remain obligated to Sellers and Principals pursuant to this Agreement. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

     27. GOVERNING LAW

     This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois applicable to contracts made and to be entirely performed in such State. The parties hereto agree and intend that the proper and exclusive venue and forum for the litigation of any disputes arising out of this Agreement shall be in state or federal courts located in Cook County, Illinois.

     28. ATTORNEYS FEES

     In any action or proceeding between the parties to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed for its reasonable attorneys fees and expenses incurred in connection therewith.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives as of the day and year first above written.

                                 Wolfe, Rosenberg & Associates, Inc.

                                 By: /s/ ___________________________

                                 M&M Computrans

                                 By:/s/ ___________________________


                                    /s/ _____________________________
                                          Seymour L. Wolfe


                                    /s/ _____________________________
                                          Fred R. Rosenberg


                                 Esquire Communications Ltd.


                                 By:/s/ _________________________